Exhibit 99.1
Isabella Bank Corporation Reports Strong First Quarter 2026 Earnings
MT. PLEASANT, MICHIGAN — April 23, 2026 — Isabella Bank Corporation (Nasdaq: ISBA) (“Isabella” or the “Company”) reported net income of $5.0 million, or $0.68 per diluted share, for the first quarter 2026 compared to $3.9 million, or $0.53 per diluted share, for the first quarter 2025.
FIRST QUARTER 2026 HIGHLIGHTS
•Loans, excluding advances to mortgage brokers, grew $27.2 million
•Total deposits increased $40.2 million
•Net income grew 26% compared to first quarter 2025
•Net interest margin ("NIM") improved to 3.33%, up from 3.06% in first quarter 2025
•Credit quality remained strong, with a ratio of nonperforming loans to total loans of 0.28% at March 31, 2026
“Isabella Bank Corporation delivered strong results in the first quarter, driven by loan and deposit growth across our markets," said CEO Jerome Schwind. "Initiatives implemented over the past year continue to drive noninterest income. Our initiatives this year remain focused on our commitment to provide products and services that attract new customers while continuing to fully support our current customers," he added.
"We are pleased with our stock performance after uplisting to the Nasdaq in May 2025. As expected, the lift in both volume and price has carried into 2026," Schwind added.
FINANCIAL CONDITION
Total assets were $2.3 billion as of March 31, 2026, an increase of $42.5 million compared to December 31, 2025, primarily due to increases of $23.1 million in interest bearing cash and $22.6 million in loans.
Available-for-sale (“AFS”) securities at fair value were $492.7 million as of March 31, 2026, a decrease of $5.0 million compared to December 31, 2025. The decrease during the quarter was largely driven by maturities and principal paydowns totaling $53.1 million, which were offset by purchases of $48.9 million. Net unrealized losses on AFS securities were $10.6 million as of March 31, 2026, compared to $9.9 million at December 31, 2025. Net unrealized losses as a percentage of the amortized cost of AFS securities were consistent compared to December 31, 2025, at 2%.
Loans were $1.6 billion as of March 31, 2026, an increase of $22.6 million compared to December 31, 2025. Adjusted loans (non-GAAP), which exclude advances to mortgage brokers, increased by $27.2 million from year-end 2025. Advances to mortgage brokers decreased by $4.6 million in first quarter 2026 due to decreased participation demand from the counterparty.
In first quarter 2026, the commercial real estate and residential mortgage portfolios increased by $20.9 million and $10.5 million, respectively. Most residential originations were adjustable-rate products, which are retained on the balance sheet rather than sold in the secondary market. The consumer loan portfolio continued to decline in 2026 amid decreasing demand, competition, and adherence to credit quality standards.
The allowance for credit losses ("ACL") was $14.0 million at March 31, 2026, an increase of $287,000 from December 31, 2025. The increase is due to loan growth and an increase in loss rates driven by loans charged off during the quarter. Nonaccrual loans were $4.4 million as of March 31, 2026 compared to $4.6 million at

December 31, 2025. Past due and accruing accounts between 30 to 89 days as a percentage of loans was 0.37% at March 31, 2026, compared to 0.44% at December 31, 2025. The Company believes its credit quality remains strong.
Total deposits were $1.9 billion at March 31, 2026, an increase of $40.2 million from December 31, 2025. The growth was driven in part by new customer relationships and included a $40.9 million increase in money market accounts and a $20.3 million increase in savings deposits. The growth was offset by a $15.1 million decrease in noninterest bearing deposits and a $3.7 million decrease in certificates of deposit.
Total equity was $234.0 million, or $31.90 per share, at March 31, 2026 compared to $231.4 million, or $31.60 per share, at December 31, 2025. Tangible book value per share (non-GAAP) was $25.32 as of March 31, 2026, compared to $25.01 as of December 31, 2025. Net unrealized losses in the AFS securities portfolio reduced tangible book value per share by $1.17 and $1.09 for the respective periods. Share repurchases totaled 8,062 during 2026 at an average price of approximately $49.86 per share.
RESULTS OF OPERATIONS
Net income in first quarter 2026 was $5.0 million, or $0.68 per diluted share, compared with $3.9 million, or $0.53 per diluted share, in first quarter 2025.
Net interest income was $16.9 million in first quarter 2026 compared to $14.5 million in first quarter 2025, representing 3.33% and 3.06% of earning assets, or NIM, respectively. The book yield from securities was 2.52% and 2.20% during the first quarters of 2026 and 2025, respectively. The yield on loans increased to 5.78% in first quarter 2026 from 5.71% in first quarter 2025. The increase in loan yields was primarily due to higher rates on new loans and variable rate commercial loans that continue to reprice. The cost of interest-bearing liabilities in first quarter 2026 decreased to 2.14% from 2.26% in first quarter 2025 primarily due to lower rates on the money market and certificate of deposit products.
The provision for credit losses in first quarter 2026 was $604,000, which reflects a $287,000 increase in the ACL on loans, net charge offs totaling $253,000, and an increase in the reserve for unfunded commitments. The provision for credit losses in first quarter 2025 was a credit of $107,000 due to the change in allowance for credit losses on loans and $52,000 in net recoveries, offset by an increase in the reserve for unfunded commitments.
Noninterest income was $4.4 million in first quarter 2026 compared to $3.5 million in first quarter 2025. Service charges and fees increased $398,000 compared to first quarter 2025, mostly due to initiatives to align our fees with the market. Wealth management fees grew $129,000 compared to first quarter 2025 due to the growth in assets under management since first quarter 2025. Earnings on bank-owned life insurance (“BOLI”) policies increased $76,000 compared to first quarter 2025 due to new investments in a separate account BOLI in 2025. Other noninterest income in first quarter 2026 included a $131,000 gain related to a death benefit from a BOLI policy.
Noninterest expenses were $14.7 million in first quarter 2026 compared to $13.3 million in first quarter 2025. Compensation and benefit expenses increased $545,000, reflecting annual merit increases, incentives, and higher medical insurance claims compared to first quarter 2025. Other professional services increased $304,000 as a result of costs related to profitability initiatives and product implementation costs.
Income tax expense was $985,000 in first quarter 2026, compared to $912,000 in first quarter 2025. The effective tax rate (ETR) was 16% and 19% for the first quarters of 2026 and 2025, respectively. The ETR in first quarter 2025 included a one-time tax expense totaling $166,000 due to the taxes owed from the lifetime earnings on BOLI policies that were surrendered during first quarter 2025. Excluding the one-time charge, the ETR was 15% for the first three months of 2025.

About Isabella Bank Corporation
Isabella Bank Corporation (Nasdaq: ISBA) is the parent holding company of Isabella Bank, a state-chartered community bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving its customers’ and communities’ local banking needs for over 120 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust, and estate planning services. The Bank has locations throughout eight Mid-Michigan counties: Bay, Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.
For more information about Isabella Bank Corporation, visit the Investor Relations link at www.isabellabank.com.
Contact
Lori Peterson, Director of Marketing
Phone: 989-779-6333 Fax: 989-775-5501
Available Information
The Company maintains an Internet web site at ir.isabellabank.com/overview. The Company makes available, free of charge, on its web site the Company’s annual reports, quarterly earnings reports, and other press releases.
The Company routinely posts important information for investors on its website (www.isabellabank.com and, more specifically, under the News tab at ir.isabellabank.com/news). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.
The information contained on, or that may be accessed through, the Company’s website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements
Information in this press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended and Rule 3b-6 promulgated thereunder. We intend such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995, and are included in this statement for purposes of these safe harbor provisions. Forward-looking statements generally relate to losses, impact of events, financial condition, plans, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting the Company and its future business and operations. Forward-looking statements are typically identified by words or phrases such as “will likely result”, “expect”, “could”, “may”, “plan”, “believe”, “estimate”, “anticipate”, “strategy”, “trend”, “forecast”, “outlook”, “project”, “intend”, “assume”, “outcome”, “continue”, “remain”, “potential”, “opportunity”, “current”, “position”, “maintain”, “sustain”, “seek”, “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may. Factors that could cause such differences include, but are not limited to: (i) the impact on us or our customers of a decline in general economic conditions, and any regulatory responses thereto; (ii) slower economic growth rates or potential recession in the United States and our market areas; (iii) uncertainty or perceived instability in the banking industry as a whole; (iv) increased competition for deposits among traditional and nontraditional financial services companies, and related changes in deposit customer behavior; (v) the impact of changes in market interest rates, whether due to a continuation of the elevated interest rate environment or further reductions in interest rates and a resulting decline in net interest income; (vi) the lingering inflationary pressures, and the risk of the resurgence of elevated levels of inflation, in the United States and our market areas; (vii) the uncertain impacts of ongoing quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System; (viii) changes in unemployment rates in the United States and our market areas; (ix) adverse changes in customer spending, borrowing and savings habits; (x) declines in commercial real estate values and prices; (xi) a deterioration of the credit rating for the United States long-term sovereign debt or the impact of uncertain or changing political conditions, including federal government shutdowns and uncertainty regarding United States fiscal debt, deficit and budget matters; (xii) cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks; (xiii) severe weather, natural disasters, acts of war or terrorism, geopolitical instability, domestic civil unrest or other external events, including as a result of the policies of the current U.S. presidential administration or Congress; (xiv) in the impact of tariffs, sanctions and other trade policies of the United States and its global trading counterparts and the resulting impact on the Company and its customers; (xv) competition and market expansion opportunities; (xvi) changes in non-interest expenditures or in the anticipated benefits of such expenditures; (xvii) changes in accounting principles and standards, including those related to loan loss recognition under the current expected credit loss, or CECL, methodology; (xviii) the receipt of required regulatory approvals; (xix) changes in tax laws; (xx) the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learnings; (xxi) potential costs related to the impacts of climate change; (xxii) current or future litigation, regulatory examinations or other legal and/or regulatory actions; and (xxiii) changes in applicable laws and regulations. These forward-looking statements are based on current information and/or management’s good faith belief as to future events. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. Additional information regarding risks and uncertainties to which the Company’s business and future financial performance are subject is contained in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of such documents, and other documents the Company files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Due to these and other possible uncertainties and risks, the Company cautions you not to unduly rely on forward-looking statements. The inclusion of this forward-looking information should not be construed as a representation by the Company or by any person that the future events, plans or expectations contemplated by the Company will be achieved. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made, except as required by law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.
Non-GAAP Financial Measures
Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company believes these non-GAAP financial measures provide both management and investors with a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.
We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.
A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Table Index	Consolidated Financial Schedules (Unaudited)
A	Selected Financial Data
B	Consolidated Balance Sheets
C	Consolidated Statements of Income
D	Average Balances, Interest Rate, and Net Interest Income
E	Reconciliation of Non-GAAP Financial Measures

SELECTED FINANCIAL DATA (UNAUDITED)
(Dollars in thousands except per share amounts and ratios)
The following table outlines selected financial data as of, and for the:

	Three Months Ended
	March 31 2026	December 31 2025	September 30 2025	June 30 2025	March 31 2025
PER SHARE
Basic earnings	$0.68	$0.64	$0.71	$0.68	$0.53
Diluted earnings	0.68	0.64	0.71	0.68	0.53
Dividends	0.28	0.28	0.28	0.28	0.28
Book value (1)	31.90	31.60	30.94	29.95	29.10
Tangible book value (1) (2)	25.32	25.01	24.37	23.39	22.58
Market price (1)	45.67	50.00	35.25	30.15	23.59
Common shares outstanding (1) (3)	7,333,319	7,322,207	7,350,567	7,361,684	7,408,010
Average number of diluted common shares outstanding (3)	7,329,058	7,345,610	7,371,652	7,398,109	7,432,162
PERFORMANCE RATIOS
Return on average total assets	0.91%	0.85%	0.94%	0.96%	0.77%
Return on average shareholders’ equity	8.58%	8.04%	9.28%	9.19%	7.48%
Return on average tangible shareholders’ equity (2)	10.79%	10.16%	11.83%	11.78%	9.65%
Net interest margin yield (fully taxable equivalent) (1)	3.33%	3.28%	3.15%	3.14%	3.06%
Efficiency ratio (2)	68.50%	65.02%	67.62%	72.14%	72.39%
Loan to deposit ratio (1)	83.82%	84.43%	74.36%	75.57%	76.07%
Shareholders’ equity to total assets (1)	10.39%	10.47%	10.06%	10.23%	10.25%
Tangible shareholders’ equity to tangible assets (1)	8.43%	8.47%	8.10%	8.17%	8.14%
ASSETS UNDER MANAGEMENT
Wealth assets under management (1)	701,510	707,118	679,724	678,959	656,617
ASSET QUALITY
Nonaccrual loans (1)	4,418	4,578	3,443	1,164	173
Foreclosed assets (1)	573	938	1,018	667	649
Net loan charge-offs (recoveries)	253	34	74	(1,432)	(52)
Net loan charge-offs (recoveries) to average loans outstanding	0.02%	0.00%	0.01%	(0.10%)	0.00%
Nonperforming loans to total loans (1)	0.28%	0.30%	0.24%	0.09%	0.01%
Nonperforming assets to total assets (1)	0.22%	0.25%	0.20%	0.09%	0.04%
Allowance for credit losses to loans (1)	0.90%	0.89%	0.92%	0.93%	0.93%
CAPITAL RATIOS (1)
Tier 1 leverage	8.89%	8.84%	8.71%	9.04%	8.96%
Common equity tier 1 capital	11.71%	11.73%	12.37%	12.46%	12.58%
Tier 1 risk-based capital	11.71%	11.73%	12.37%	12.46%	12.58%
Total risk-based capital	14.01%	14.41%	15.20%	15.34%	15.50%
(1) At end of period
(2) Non-GAAP financial measure; refer to the Reconciliation of Non-GAAP Financial Measures (Unaudited) in table E
(3) Whole shares
A

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)

	March 31 2026	December 31 2025	September 30 2025	June 30 2025	March 31 2025
ASSETS
Cash and demand deposits due from banks	$23,896	$22,935	$32,124	$34,246	$28,786
Federal funds sold and interest bearing balances due from banks	26,209	3,106	129,177	74,308	40,393
Total cash and cash equivalents	50,105	26,041	161,301	108,554	69,179

Marketable securities available-for-sale (amortized cost of $503,366 and $507,689, respectively)	492,744	497,791	511,970	500,560	513,040
Mortgage loans held-for-sale	360	423	737	55	127

Loans held for investment	1,558,941	1,536,364	1,431,905	1,397,513	1,367,724
Less allowance for credit losses	14,014	13,727	13,149	12,977	12,735
Net loans	1,544,927	1,522,637	1,418,756	1,384,536	1,354,989

Federal Home Loan Bank stock, at cost	5,600	5,600	5,600	5,600	5,600
Premises and equipment	29,064	29,000	28,659	28,171	28,108
Cash surrender value of bank-owned life insurance policies	46,173	46,133	45,651	45,774	45,833
Goodwill and other intangible assets	48,282	48,282	48,282	48,282	48,282
Other assets	34,701	33,541	38,698	34,636	37,429
Total assets	$2,251,956	$2,209,448	$2,259,654	$2,156,168	$2,102,587
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Noninterest bearing deposits	$411,216	$426,342	$421,027	$493,477	$404,194
Interest bearing demand deposits	263,954	266,187	248,666	223,376	243,939
Money market deposits	477,544	436,631	558,212	446,845	473,138
Savings	300,732	280,429	292,899	289,746	286,399
Certificates of deposit	406,399	410,065	404,798	395,932	390,239
Total deposits	1,859,845	1,819,654	1,925,602	1,849,376	1,797,909
Short-term borrowings	113,530	68,000	62,022	43,208	47,310
Federal Home Loan Bank advances	—	45,000	—	—	—
Subordinated debt, net of unamortized issuance costs	29,537	29,514	29,492	29,469	29,447
Total borrowed funds	143,067	142,514	91,514	72,677	76,757

Other liabilities	15,083	15,884	15,118	13,615	12,365
Total liabilities	2,017,995	1,978,052	2,032,234	1,935,668	1,887,031
Shareholders’ equity
Common stock	123,251	123,204	124,284	124,607	125,547
Shares to be issued for deferred compensation obligations	2,522	2,366	2,373	2,331	2,508
Retained earnings	116,790	113,849	111,172	107,949	104,940
Accumulated other comprehensive loss	(8,602)	(8,023)	(10,409)	(14,387)	(17,439)
Total shareholders’ equity	233,961	231,396	227,420	220,500	215,556
Total liabilities and shareholders’ equity	$2,251,956	$2,209,448	$2,259,654	$2,156,168	$2,102,587
B

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in thousands except per share amounts)

	Three Months Ended
	March 31 2026	December 31 2025	September 30 2025	June 30 2025	March 31 2025
Interest income
Loans, including fees	$21,464	$21,669	$20,583	$19,832	$19,348
Available-for-sale securities
Taxable	2,489	2,539	2,478	2,513	2,103
Nontaxable	499	509	516	519	540
Federal Home Loan Bank stock, at cost	75	63	70	125	160
Federal funds sold and other	602	498	1,235	253	482
Total interest income	25,129	25,278	24,882	23,242	22,633
Interest expense
Deposits	7,112	7,380	8,012	7,391	7,463
Short-term borrowings	736	587	441	324	341
Federal Home Loan Bank advances	133	317	—	132	38
Subordinated debt	266	266	267	266	266
Total interest expense	8,247	8,550	8,720	8,113	8,108
Net interest income	16,882	16,728	16,162	15,129	14,525
Provision (reversal) for credit losses	604	434	209	(1,099)	(107)
Net interest income after provision for credit losses	16,278	16,294	15,953	16,228	14,632
Noninterest income
Service charges and fees	2,372	2,461	2,352	2,071	1,974
Wealth management fees	1,108	1,110	1,074	1,084	979
Income from bank-owned life insurance policies	448	485	468	300	372
Net gain on sale of mortgage loans	33	65	38	47	30
Other	400	323	376	184	173
Total noninterest income	4,361	4,444	4,308	3,686	3,528
Noninterest expenses
Compensation and benefits	7,928	7,532	7,630	7,496	7,383
Occupancy and equipment	2,840	2,663	2,628	2,650	2,600
Other professional services	1,015	815	851	863	711
ATM and debit card fees	558	575	595	555	486
Marketing	506	547	514	469	459
FDIC insurance premiums	306	339	271	267	303
Other	1,509	1,450	1,496	1,445	1,357
Total noninterest expenses	14,662	13,921	13,985	13,745	13,299
Income before income tax expense	5,977	6,817	6,276	6,169	4,861
Income tax expense	985	2,127	1,036	1,138	912
Net income	$4,992	$4,690	$5,240	$5,031	$3,949
Earnings per common share
Basic	$0.68	$0.64	$0.71	$0.68	$0.53
Diluted	0.68	0.64	0.71	0.68	0.53
Cash dividends per common share	0.28	0.28	0.28	0.28	0.28
C

AVERAGE BALANCES, INTEREST RATE, AND NET INTEREST INCOME (UNAUDITED)
(Dollars in thousands)
The following schedules present the daily average amount outstanding for each major category of interest earning assets, non-earning assets, interest bearing liabilities, and noninterest bearing liabilities. These schedules also present an analysis of interest income and interest expense for the periods indicated. All interest income is reported on a fully tax equivalent ("FTE") basis using a federal income tax rate of 21%. Loans in nonaccrual status, for the purpose of the following computations, are included in the average loan balances. Federal Reserve Bank ("FRB") restricted equity holdings are included in other interest earning assets.

	Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
	Average Balance	Tax Equivalent Interest	Average Yield / Rate	Average Balance	Tax Equivalent Interest	Average Yield / Rate	Average Balance	Tax Equivalent Interest	Average Yield / Rate
INTEREST EARNING ASSETS
Loans (1)	$1,501,654	$21,464	5.78%	$1,493,654	$21,669	5.74%	$1,370,765	$19,348	5.71%
AFS securities (2) (3)	498,254	3,126	2.52%	515,050	3,186	2.47%	514,479	2,827	2.20%
Federal Home Loan Bank stock, at cost	5,600	75	5.36%	5,600	63	4.54%	11,011	160	5.82%
Federal funds sold	7	—	3.54%	9	—	3.86%	4	—	4.32%
Other (4)	64,190	602	3.75%	28,344	498	6.88%	47,374	482	4.06%
Total interest earning assets (3)	2,069,705	25,267	4.94%	2,042,657	25,416	4.94%	1,943,633	22,817	4.75%
NONEARNING ASSETS
Allowance for credit losses	(13,680)			(13,213)			(12,884)
Cash and demand deposits due from banks	23,113			23,239			23,899
Premises and equipment	29,110			29,009			27,962
Other assets	116,639			117,201			102,927
Total assets	$2,224,887			$2,198,893			$2,085,537
INTEREST BEARING LIABILITIES
Interest bearing demand deposits	$266,101	294	0.45%	$249,809	211	0.34%	$240,860	242	0.41%
Money market deposits	464,438	2,719	2.37%	449,129	2,900	2.56%	460,663	2,929	2.58%
Savings	291,413	488	0.68%	282,306	498	0.70%	286,364	538	0.76%
Certificates of deposit	407,483	3,611	3.59%	408,861	3,771	3.66%	387,820	3,754	3.93%
Short-term borrowings	86,885	736	3.44%	67,521	587	3.45%	43,563	341	3.18%
Federal Home Loan Bank advances	13,444	133	3.96%	30,163	317	4.12%	3,333	38	4.53%
Subordinated debt, net of unamortized issuance costs	29,522	266	3.61%	29,500	266	3.61%	29,433	266	3.62%
Total interest bearing liabilities	1,559,286	8,247	2.14%	1,517,289	8,550	2.24%	1,452,036	8,108	2.26%
NONINTEREST BEARING LIABILITIES AND SHAREHOLDERS’ EQUITY
Demand deposits	411,011			432,038			403,024
Other liabilities	18,653			18,182			16,265
Shareholders’ equity	235,937			231,384			214,212
Total liabilities and shareholders’ equity	$2,224,887			$2,198,893			$2,085,537
Net interest income (FTE) (5)		$17,020			$16,866			$14,709
Net yield on interest earning assets (FTE) (5)			3.33%			3.28%			3.06%
(1) Includes loans held-for-sale and nonaccrual loans
(2) Average balances for available-for-sale securities are based on amortized cost
(3) Includes FTE adjustments of $138, $138, and $184, respectively
(4) Includes average interest bearing deposits with other banks, net of Federal Reserve daily cash letter
(5) Non-GAAP financial measure; refer to the Reconciliation of Non-GAAP Financial Measures (Unaudited) in table E
D

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(Dollars in thousands except per share amounts and ratios)

		Three Months Ended
		March 31 2026	December 31 2025	September 30 2025	June 30 2025	March 31 2025
Loans		$1,558,941	$1,536,364	$1,431,905	$1,397,513	$1,367,724
Advances to mortgage brokers		72,083	76,676	5,056	3,005	3,015
Adjusted loans		$1,486,858	$1,459,688	$1,426,849	$1,394,508	$1,364,709

Total shareholders’ equity		$233,961	$231,396	$227,420	$220,500	$215,556
Goodwill and other intangible assets		48,282	48,282	48,282	48,282	48,282
Tangible equity	(A)	185,679	183,114	179,138	172,218	167,274

Common shares outstanding (1)	(B)	7,333,319	7,322,207	7,350,567	7,361,684	7,408,010
Tangible book value per share	(A/B)	$25.32	$25.01	$24.37	$23.39	$22.58

Noninterest expenses		$14,662	$13,921	$13,985	$13,745	$13,299
Amortization of acquisition intangibles		—	—	—	—	1
Adjusted noninterest expense	(C)	$14,662	$13,921	$13,985	$13,745	$13,298

Net interest income		$16,882	$16,728	$16,162	$15,129	$14,525
Tax equivalent adjustment for net interest margin		138	138	144	178	184
Net interest income (FTE)		17,020	16,866	16,306	15,307	14,709
Noninterest income		4,361	4,444	4,308	3,686	3,528
Tax equivalent adjustment for BOLI		94	102	98	63	78
Adjusted revenue (FTE)		21,475	21,412	20,712	19,056	18,315

Net gains (losses) on foreclosed assets		70	3	31	3	(55)
Adjusted revenue	(D)	$21,405	$21,409	$20,681	$19,053	$18,370
Efficiency ratio	(C/D)	68.50%	65.02%	67.62%	72.14%	72.39%
(1) Whole shares
E